UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 29, 2008

(Date of report)

CARACO PHARMACEUTICAL LABORATORIES, LTD.

(Exact name of registrant as specified in its charter)

Michigan	0-24676	38-2505723
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

1150 Elijah McCoy Drive, Detroit, Michigan 48202

(Address of principal executive offices)

(313) 871-8400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 29, 2008, the Company entered into a distribution and sale agreement with Sun Pharmaceutical Industries Limited (“Sun”), its majority shareholder. Under the agreement, the Company has the exclusive right to market and distribute Pantoprazole Sodium Delayed Release Tablets 40 mg (the “Product”) and such other Paragraph IV filing products as may be mutually agreed to between the Company and Sun. Under the Agreement, Sun is required to manufacture, produce and supply each product to the Company for sale by the Company in the U.S. and Puerto Rico. The Company is responsible for all marketing, selling and distribution expenses for the sale of the products. Unless earlier terminated, the Agreement expires on January 29, 2011. The license granted with respect to a product terminates upon the end of 180 day exclusivity or a non-appealable positive court decision or until a third generic manufacturer launches the product in the U.S. and Puerto Rico, whichever is later, or at the time that a settlement is completed, at which time the product will become part of the standard Caraco-Sun marketing agreement. The distribution and sale agreement was approved by the Company’s Independent Committee comprised of the Company’s four independent directors.

Sun is currently involved in patent litigation concerning the Product with Wyeth and Altana (recently acquired by Nycomed) in the U.S. District Court for the District of New Jersey. Although no trial date has yet been set, in September 2007, the District Court denied a motion filed by Wyeth and Altana for a preliminary injunction related to the Product. Wyeth and Altana have appealed the District Court’s decision.

The foregoing summary of the distribution and sale agreement is qualified in its entirety by reference to the agreement which is filed as Exhibit 10.22 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits

c)	Exhibits.

Exhibit No.	Description

10.22     Distribution and Sale Agreement between Caraco Pharmaceutical Laboratories, Ltd. and Sun Pharmaceutical Industries Limited dated January 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARACO PHARMACEUTICAL LABORATORIES, LTD.

Date: January 30, 2008	By:	/s/ Daniel H. Movens

Daniel H. Movens Chief Executive Officer

Exhibit Index

10.22	Distribution and Sale Agreement between Caraco Pharmaceutical Laboratories, Ltd. and Sun Pharmaceutical Industries Limited dated January 29, 2008.